UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Dell Inc.

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On August 2, 2013, the Special Committee of the Board of Directors of Dell Inc. issued the following press release

MICHAEL DELL AND SILVER LAKE AGREE WITH DELL SPECIAL COMMITTEE TO INCREASE PURCHASE PRICE TO $13.75 PER SHARE, PROVIDE FOR COMPANY TO PAY SPECIAL DIVIDEND OF $.13 PER SHARE AND GUARANTEE PAYMENT OF THIRD QUARTER DIVIDEND OF $.08 PER SHARE

Revised Agreement Brings Total Consideration to at Least $13.88 per Share, Increases Aggregate Value to Unaffiliated Shareholders by at Least $350 Million and Requires Approval of Majority of Disinterested Shares Actually Voted

Special Committee Will Reset Record Date to August 13 and Adjourn Special Meeting to September 12

Round Rock, TX – August 2, 2013 – The Special Committee of the Board of Dell Inc. (NASDAQ: DELL) today announced that it has entered into a revised definitive merger agreement with Michael Dell and Silver Lake Partners that increases the aggregate value to unaffiliated shareholders by at least $350 million, as follows:

•	Increases the purchase price to $13.75 per share from $13.65 per share

•	Provides for payment of a special dividend at or before closing of $0.13 per share

•	Guarantees that the third quarter dividend of $0.08 per share will be paid at or before closing

The effect of the guarantee of the third quarter dividend is to potentially increase the total consideration payable to unaffiliated stockholders by an additional $120 million depending on whether the closing would otherwise have occurred prior to the record date for that dividend.

In return for the increased value to shareholders, the voting standard has been modified such that the improved transaction will require approval by the majority of disinterested shares actually voting on the matter.

The Committee intends to establish a new record date of August 13, 2013 for shareholders eligible to vote on the transaction at the Special Meeting which will be adjourned from August 2, 2013 to September 12, 2013 at 9:00 a.m. Central Time.

The amended transaction also includes a reduction of the breakup fee that would be payable in the event the merger agreement is terminated and within 12 months thereafter the Company effects a recapitalization transaction that does not result in there being an absolute majority stockholder of the Company. That fee is reduced from $450 million to $180 million.

Alex Mandl, Chairman of the Special Committee, said, “The Committee is pleased to have negotiated this transaction, which provides as much as $470 million of increased value, including the next quarterly dividend that will now be paid regardless of when the transaction closes.”

Mandl continued, “We believe modifying the voting standard is in the best interests of Dell shareholders, both because it has enabled us to secure substantial additional value and because it provides a level playing field for the decision facing shareholders. The original voting standard was set at a time when the decision before the shareholders was between a going-private transaction and a continuation of the status quo. Since then, the nature of the choice facing shareholders has changed because of the emergence of an alternative proposal by certain stockholders. In the context of the current decision, the Committee does not believe it is appropriate to count shares that have not been voted as having been voted in support of any particular alternative. Accordingly, we have changed the voting standard to require that the going-private transaction receive the approval of a majority of the disinterested shares that are actually voted. By resetting the record date and providing abundant notice of the new meeting we are ensuring that all disinterested shareholders, including those who have acquired their shares since June 3, have ample opportunity to vote for or against the transaction. We urge all shareholders to support this transaction.”

The revised definitive merger agreement has been approved by Dell’s Special Committee and by the independent members of Dell’s Board of Directors.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers worldwide innovative technology and services that give them the power to do more. For more information, visit www.Dell.com. You may follow the Dell Investor Relations Twitter account at: http://twitter.com/Dellshares. To communicate directly with Dell, go to www.Dell.com/Dellshares.

Media Contacts for the Special Committee:

George Sard/Matt Benson/Jim Barron

Sard Verbinnen & Co

(212) 687-8080

Investor Contacts for the Special Committee:

Dan Burch/Paul Schulman/Larry Dennedy

MacKenzie Partners

(212) 929-5500

Forward-looking Statements

Any statements in these materials about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in the materials represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 1, 2013, which was filed with the SEC on March 12, 2013, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company filed with the SEC a definitive proxy statement and other relevant documents, including a form of proxy card, on May 31, 2013. The definitive proxy statement and a form of proxy have been mailed to the Company’s stockholders. Stockholders are urged to read the proxy statement and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, is set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 1, 2013 (as amended with the filing of a Form 10-K/A on June 3, 2013 containing Part III information) and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.